EXHIBIT 99.1


      ADC Reports Results for Fourth Quarter and Fiscal Year 2007


    --  Net Sales for 4Q07 Were $330 Million, Up 7% from 4Q06

    -- $0.23 Nonoperating Impairment of Available-for-Sale Securities and $0.08 For An ADC Foundation Grant Included in $0.06 GAAP Loss Per Share from 4Q07 Continuing Operations, Along With $0.02 Of Restructuring And Operating Impairment Charges, $0.05 Of Purchased Intangible Amortization, and $0.02 Of Stock Option Compensation Expense, Partially Offset By A Deferred Tax Benefit Of $0.04

    --  Sales Outside the United States At 42% of Total Sales;
        Asia/Pacific Sales Up 21% from 4Q06

    --  4Q07 Total Cash Provided by Operating Activities from
        Continuing Operations Was $47 Million


    MINNEAPOLIS--(BUSINESS WIRE)--Dec. 12, 2007--ADC
(NASDAQ:ADCT)(www.adc.com) today announced unaudited results for its fourth quarter and fiscal year ended October 31, 2007. The results from continuing operations are summarized below for ADC's four reportable business segments: Global Connectivity Solutions, Wireless Solutions, Wireline Solutions and Professional Services.

    "In 2007, ADC made significant strides in building the company's long-term value as a leading global network infrastructure company," said Robert E. Switz, President and CEO of ADC. "We successfully executed on our commitments of competitive transformation and operating earnings momentum. We also better positioned ADC for global fiber infrastructure leadership, growth in a new generation of wireless capacity and coverage solutions, and expansion in developing country markets."

    Significant Operating Income and Cash Flow Growth in 2007

    "ADC's successful efforts to transform our business competitively resulted in strong operating income and cash flows in 2007," said Switz. "Our total net sales of $1.3 billion in fiscal 2007 grew 3% compared to fiscal 2006, yet our operating income grew 44% to $68 million and our cash provided by operating activities from continuing operations grew 63% to $153 million versus fiscal 2006. Continuing merger consolidation among some of our key communications service provider customers reduced the sales growth rate of ADC and its peers in 2007 compared to recent years. While awaiting the resumption of spending by several of these key customers following their mergers, we were aggressively working in 2007 on our competitive transformation initiative--a multiyear program to achieve operational and cost leadership in our businesses. This effort was a major factor in our gross margins improving to 33.5% in fiscal 2007 compared to 32.2% in fiscal 2006. Gross margin was 34.1% in fiscal 2007, excluding an $8.9 million inventory charge for the ACX copper automated cross-connect product-line exit in the third quarter."

    "I am very pleased with our strong operating performance in every quarter of fiscal 2007. At the same time, I am very disappointed that we are also announcing a nonoperating $29.4 million impairment charge on our investment portfolio due to uncertainties in the capital markets regarding auction-rate securities," added Switz. "ADC has always taken a conservative approach to investing our excess cash with a corporate policy of investing only in highly rated investment-grade securities, with preservation of capital and liquidity as our primary objectives. We are not pleased that certain highly rated investment-grade securities in our portfolio are currently illiquid and have lost value in recent months. Given current capital market conditions for auction-rate securities, we would expect that other corporations will face similar valuation issues in their investment portfolios. Our balance sheet and cash position remain strong."



GAAP Results (dollars in millions, except per share amounts), Continuing Operations

ADC Results                          2007          2007           2006
                           Fourth Quarter Third Quarter Fourth Quarter
-------------------------- -------------- ------------- --------------
Net sales                 $        329.6         346.1          307.3
   Percent outside U.S.             42.2%         37.8%          46.0%
Gross margin                        34.5%         32.8%          30.2%
Operating income          $         11.9          14.4           (0.4)
Impairment of available-
 for-sale securities      $         29.4             -              -
Income (loss) before
 income taxes             $         (9.7)         19.4            2.9
Income (loss) from
 continuing operations    $         (7.2)         17.4           47.5
Earnings (loss) per share
 from continuing
 operations - diluted     $        (0.06)         0.15           0.39
Weighted average common
 shares outstanding -
 diluted (millions)                117.5         117.8          131.5


    The table below shows certain expenses (benefits) included in GAAP results (dollars in millions).




                                2007          2007           2006
(dollars in millions)      Fourth Quarter Third Quarter Fourth Quarter
-------------------------- -------------- ------------- --------------
Amortization of purchased
 intangibles              $          5.9            6.0           6.4
Restructuring and
 operating impairment
 charges                  $          2.2           12.0          14.1
Stock-option compensation
 expense in selling and
 administration expense   $          1.9            2.0           1.1
ADC Foundation grant in
 selling and
 administration expense   $         10.0              -             -
ACX product-line inventory
 charge in cost of sales  $            -            8.9             -
Nonoperating impairment of
 available-for-sale
 securities in other
 income/expense, net      $         29.4              -             -
Andrew merger termination
 fee, net of expenses, in
 other income, net        $            -              -          (3.8)
Interest expense
 adjustment related to
 additional income tax on
 closure of subsidiary    $            -              -          (1.3)
Write-off of non-public
 equity interest in other
 income, net              $            -              -           3.9
Additional income tax on
 closure of subsidiary    $            -              -           3.4
Benefit from reduction of
 deferred tax asset
 valuation reserve in
 provision/benefit for
 income taxes             $         (6.0)             -         (49.0)


    The table below reconciles GAAP gross profit to adjusted gross profit from which adjusted gross margin was determined to enable analysis of the impact of the ACX product-line inventory charge in the third quarter of 2007.



                                                2007         2007
(dollars in millions)                        Fiscal Year Third Quarter
-------------------------------------------- ----------- -------------
GAAP gross profit                           $      442.5         113.6
Add back ACX product-line inventory charge  $        8.9           8.9
                                             ----------- -------------
Adjusted gross profit                       $      451.4         122.5
                                             =========== =============
Adjusted gross margin                       %       34.1          35.4


    Diluted EPS Calculation

    The calculation of GAAP diluted EPS from continuing operations reflects the if-converted method, which assumes that ADC's convertible notes are converted to common stock, if such treatment is dilutive. This method results in the fully diluted EPS calculation for continuing operations using a:

    -- Numerator equal to the sum of income from continuing operations plus the addback of after-tax interest expense from the convertible notes. The convertible notes consist of $200 million in 1.0% fixed rate notes maturing on June 15, 2008 and $200 million in variable rate notes maturing on June 15, 2013, with an interest rate equal to 6-month LIBOR plus 0.375%. The interest rate for the variable rate notes is reset on each June 15 and December 15. The interest rate on the variable rate notes is 5.784% for the six-month period ending December 15, 2007.

    -- Denominator equal to weighted average common shares outstanding for basic EPS plus employee stock options (where dilutive) plus 14.2 million shares assuming the convertible notes are converted to common stock.

    If adjusting GAAP earnings for the expenses (benefits) in the above table, the variables below may be used in determining adjusted diluted EPS from continuing operations, with and without the if-converted method to determine which is the most dilutive treatment.



(millions)                      2007          2007           2006
                           Fourth Quarter Third Quarter Fourth Quarter
-------------------------- -------------- ------------- --------------
Weighted average common
 shares - diluted                   117.5         117.8          117.3
Weighted average common
 shares - diluted (if-
 converted)                         131.7         132.0          131.5
If-converted convertible
 note interest add back   $           3.4           3.4            3.4


    Nonoperating Impairment Charge for Available-for-Sale Securities

    As disclosed in our quarterly report on Form 10-Q for the third quarter of our 2007 fiscal year and as updated on a Form 8-K filed on November 15, 2007, the current overall credit concerns in capital markets have impacted our ability to liquidate certain auction-rate securities that we classify as available-for-sale securities on our balance sheet.

    As of October 31, 2007, we held auction-rate securities--purchased as highly rated (AAA and AA) investment-grade securities--with a par value of $193.0 million. In connection with the preparation of our fourth quarter 2007 results, we have determined it is necessary to record an other-than-temporary impairment charge of $29.4 million (nonoperating item in other income/expense, net) to reduce the value of our auction-rate securities to their estimated fair value of $163.6 million as of October 31, 2007. We determined the October 31, 2007 fair value of these auction-rate securities based on (i) October 31, 2007 prices provided by the brokerage firms managing our investments,
(ii) estimates provided by a third party valuation firm we have retained to assess the value of our auction-rate securities, and (iii) management judgment based on information we have received and our expectation of the assumptions market participants would use in pricing the assets in current market transactions.

    In early November, we sold at par $23.2 million of the auction-rate securities we held on October 31, 2007. Subsequently, we have received monthly account statements as of November 30, 2007 from the firms managing our investments that indicate a further reduction in fair value of the remaining investments of approximately $20 million. In connection with the preparation of our fourth quarter 2007 results we concluded based on these statements that a further other-than-temporary impairment charge will be recorded in our first quarter of fiscal 2008. The estimated $20 million further reduction in fair value could change significantly, potentially reflecting either further erosion or recovery in value, based on future market conditions. We are continuing to monitor and analyze our auction-rate securities investments. In November, one of these investments with a par value of approximately $16.8 million was downgraded from a Aaa rating to a A2 rating by Moody's Investor Services. We are not aware of any other of our auction-rate securities investments that have been downgraded to date.

    The current par value of our auction-rate securities portfolio is $169.8 million, which after adjustment for the $29.4 million other-than-temporary impairment recorded as of October 31 and the additional estimated reduction of approximately $20 million in November has an estimated fair value of approximately $121 million as of November 30, 2007. To the extent that the additional $20 million reduction in fair value estimated as of November 30 still exists at the end of our first fiscal quarter of 2008, as well as any further changes in fair value determined during the period, we would be required to take an additional nonoperating impairment charge as of that time. In addition, it is possible other additional temporary or other-than-temporary charges could occur in the future depending on changes in market conditions.

    "While we continue to explore ways to further strengthen our liquidity position, we currently expect that our existing cash resources will be sufficient to meet our anticipated needs for working capital and capital expenditures to execute our current business plan, fund both the LGC Wireless and Century Man Communication acquisitions and pay $200 million for the maturity of our convertible notes due in June, 2008," said James G. Mathews, ADC's chief financial officer.

    GAAP Segment Results (dollars in millions), Continuing Operations

    During the first quarter of 2007, our reportable segments changed to conform to our current management reporting presentation by business unit. The Broadband Infrastructure and Access business segment has been separated into three new reportable segments - Global Connectivity Solutions (GCS), Wireless Solutions and Wireline
Solutions. Prior-year segment disclosures also have been reclassified to conform to this new segment presentation.



                                           2007      2007      2006
                                          Fourth     Third    Fourth
Sales by Segment                         Quarter   Quarter   Quarter
---------------------------------------  -------   -------   -------
(dollars in millions)
Global Connectivity Solutions          $  251.4     268.7     229.3
Wireless Solutions                     $   11.4      12.6       9.1
Wireline Solutions                     $   13.1      11.9      16.8
Professional Services                  $   53.7      52.9      52.1
                                         -------   -------   -------
Total ADC                              $  329.6     346.1     307.3
                                         =======   =======   =======

                                           2007      2007      2006
                                          Fourth     Third    Fourth
Products By Segment                      Quarter   Quarter   Quarter
---------------------------------------  -------   -------   -------
Percent of Total ADC Sales
Global Connectivity Solutions:
   Global Copper Connectivity                32  %     32  %     35  %
   Global Fiber Connectivity                 28        30        22
   Global Enterprise Connectivity            17        16        18
                                         -------   -------   -------
   Total GCS                                 77        78        75
Wireless Solutions                            3         4         3
Wireline Solutions                            4         3         5
Professional Services                        16        15        17
                                         -------   -------   -------
Total ADC                                   100  %    100  %    100  %
                                         ======= = ======= = ======= -

                                           2007      2007      2006
                                          Fourth   Third      Fourth
Operating Income (Loss) By Segment       Quarter   Quarter   Quarter
---------------------------------------  -------   -------   -------
(dollars in millions)
Global Connectivity Solutions          $   26.7      28.7      15.7
Wireless Solutions                     $   (5.0)     (2.7)     (4.6)
Wireline Solutions                     $    2.0       1.7       2.9
Professional Services                  $    0.4      (1.3)     (0.3)
Restructuring, operating impairments
 and ADC Foundation grant              $  (12.2)    (12.0)    (14.1)
                                         -------   -------   -------
Total ADC                              $   11.9      14.4      (0.4)
                                         =======   =======   =======


    Global Connectivity Solutions (GCS)

    GCS sales of $251 million in the fourth quarter of 2007 increased 10% from $229 million in the same quarter in 2006. From the same period in fiscal 2006, GCS experienced a 37% increase in sales of global fiber connectivity solutions, primarily due to strong growth in central office fiber deployments, increased spending on FTTX deployments and enterprise data center deployments. The increase in fiber sales was offset partially by a 4% decline of global copper connectivity shipments, which largely reflected a decrease in sales of outside cabinets in Europe. Sales of global enterprise connectivity products increased 2%.

    GCS sales in the fourth quarter of 2007 declined 6% from $269 million in the third quarter of 2007. Due primarily to seasonality, sales of global fiber connectivity products decreased 12% and global copper connectivity products decreased 5% sequentially from the third quarter. Enterprise connectivity product sales increased 1% during the same sequential period.

    Wireless Solutions

    Wireless Solutions sales of $11 million increased 25% in the fourth quarter of 2007 compared to the same quarter in 2006, but declined from $13 million in the third quarter of 2007. The variation in sales was generated primarily as a result of spending patterns by existing customers on Digivance coverage and capacity systems.

    Wireline Solutions

    Wireline Solutions sales of $13 million decreased 22% in the fourth quarter of 2007 compared to the same quarter in 2006 and increased 10% from the third quarter of 2007. The year-over-year decrease in wireline product sales was the result of a long-term, industry-wide product substitution trend. This decline in market demand for high-bit-rate digital subscriber line products is expected to continue as carriers deliver fiber and Internet Protocol services closer to end-user premises.

    Professional Services

    Professional Services fourth quarter 2007 sales of $54 million increased 3% from the same quarter in 2006 and were 2% above the third quarter of 2007. This growth was predominately in the United States with a major customer continuing to expand its network build programs.

    Other GAAP Data & Related Statistics

    Below are summarized certain ADC balance sheet and cash flow information on a GAAP basis and related statistics:



                                     October 31, August 3, October 31,
Balance Sheet Data                          2007      2007        2006
------------------------------------ ----------- --------- -----------
(dollars in millions)
Cash and cash equivalents -
 unrestricted                       $      520.2     149.0       142.2
Short-term available-for-sale
 securities                         $       61.6     528.7       395.4
Long-term available-for-sale
 securities                         $      113.8       4.0        10.7
Restricted cash                     $       12.8      12.9        14.0
                                     ----------- --------- -----------
Total cash and securities           $      708.4     694.6       562.3
                                     =========== ========= ===========
Current portion of long-term notes
 payable                            $      200.6     200.7           -
Long-term notes payable             $      200.6     200.6       400.0


    ADC's total cash, cash equivalents and available-for-sale securities (short- and long-term) were $708 million as of October 31, 2007. The increase from August 3, 2007 was primarily a result of total cash provided by operating activities, which was partially offset by capital expenditures and a $29.4 million other-than-temporary impairment on available-for-sale securities. This impairment is a nonoperating charge in other income/expense, net. The increase from October 31, 2006 was primarily a result of total cash provided by operating activities, supplemented by $60 million in proceeds from the sale of investments and partially offset by minority cost-based investments, capital expenditures and the above referenced $29.4 million other-than-temporary impairment.

    ADC believes that its existing cash resources will be sufficient to meet our anticipated needs for executing our current business plan. ADC's $200 million of fixed rate convertible notes outstanding mature on June 15, 2008, and the $200 million of variable rate convertible notes mature on June 15, 2013. All convertible notes have a conversion price of $28.091 per share. In addition, ADC's deferred tax assets, which are substantially reserved at this time, should reduce its income tax payable on U.S. taxable earnings in future years.



Cash Flow Data and
 Related Statistics             2007             2007             2006
--------------------
(dollars in           Fourth Quarter    Third Quarter   Fourth Quarter
 millions)
-------------------- --------------- ---------------- ----------------

Total cash provided
 by operating
 activities from
 continuing
 operations         $           46.8             29.7             38.6
Days sales
 outstanding                    51.7             45.9             49.6
Inventory turns -
 annualized                      5.1              5.3              5.2
Depreciation and
 amortization       $           17.1             17.2             17.7
Property, equipment
 and patent
 additions, net of
 disposals          $            7.2              6.3              9.8


    Employees

    Total employees were approximately 9,050 as of October 31, 2007, 9,100 as of August 3, 2007 and 8,600 as of October 31, 2006. The change in employees from August 3, 2007 and October 31, 2006 primarily are due to the variation in the number of manufacturing personnel in Mexico. As demand for products increases or decreases, we change the number of manufacturing employees in our Mexico facilities to accommodate our manufacturing needs.

    Outlook for 2008 Annual Guidance and Information on Long-term
Business Direction

    "We expect to grow sales and operating income in 2008 at or above the average rate globally for our industry for a few key reasons", said Switz. "First, we expect that normalized spending patterns will resume in 2008 when the merger integration among some of our key customers is completed. Second, we believe that we are very well positioned to grow our market share in the fiber, copper and enterprise connectivity markets, as well as in wireless capacity and coverage solutions and developing country markets. The combination of these sales growth expectations and our continued efforts to engage in the competitive transformation of our operations drives our belief that we can grow operating income in 2008 at a rate faster than sales. Ultimately, delivering these kinds of results are expected to lead to growth in long-term shareholder value."

    In fiscal 2008, ADC expects quarterly sales to be higher in the middle two quarters similar to fiscal 2007. Consistent with this pattern, ADC anticipates that sales in the first quarter of 2008 will be lower than the fourth quarter of 2007 by 3-7%. This compares to sequential declines in a range of 7-9% in the first quarters of 2005 and 2006. ADC expects its second quarter 2008 sales will be sequentially higher than the first quarter as customers begin spending their 2008 capital budgets sometime in February 2008, with third quarter 2008 sales in a range around the second quarter amount. As is typical to ADC's seasonal pattern, fourth quarter 2008 sales are expected to be lower than the third quarter as customers' capital spending nears the end of the calendar year. For the full year of 2008, gross margins are expected to average at 35% or higher; however, they are expected to rise and decline with sales volume levels from quarter to quarter resulting in the first and fourth quarter's gross margins being lower than in the middle two quarters.

    On a continuing operations basis, ADC currently expects its 2008 sales to be in the range of $1.450-$1.475 billion. This includes the results of the LGC Wireless acquisition that closed on November 30, 2007. Results for the Century Man Communication acquisition are not included in the outlook at this time as this acquisition has not closed. Based on this annual sales estimate and subject to sales mix and other factors, GAAP diluted EPS from continuing operations in 2008 is estimated to be in the range of $0.68 to $0.78, which includes estimated charges (benefits), net of tax, listed in the below table, except for the amortization of purchased intangibles associated with the LGC Wireless acquisition, for which the amortization amount has not yet been determined.



                                                              2008
                                                            Estimate
                                                          ------------
Estimated GAAP EPS from continuing operations - diluted $ 0.68-0.78(1)
Amortization of purchased intangibles                   $     0.20
Stock-option compensation expense in selling and
 administration                                         $     0.07
Approximately $20 million nonoperating impairment of
 available-for-sale securities as of November 30, 2007,
 subject to further evaluation throughout 2008          $     0.17


    (1) Excludes potential future restructuring, operating impairment, further potential nonoperating impairment associated with our available-for-sale securities, purchased intangible amortization, and certain non-operating gains/losses, as well as benefits from any reduction of the deferred tax asset valuation reserve, of which the amounts are uncertain at this time. The calculation of GAAP diluted EPS from continuing operations includes the if-converted method, which assumes that ADC's convertible notes are converted to common stock, if such treatment is dilutive.

    Long-Term Growth Potential In Global Network Infrastructure

    Because of our focus on long-term growth potential, we are investing research and development resources, expanding go-to-market presence and examining acquisitions that are aligned closely with our core strategy to be a leading global network infrastructure company. ADC is committed to increasing and growing its fiber connectivity, wireless and enterprise portfolios, and growing in developing country markets. Specifically, our strategic objectives are focused on the following areas:

    -- Achieving global fiber connectivity leadership. ADC has strong customer relationships in which we supply high-performance fiber connectivity solutions to nearly every type of communications service provider, including nearly every major wired service provider around the globe as well as wireless service providers, cable operators, and large business enterprises. Our leadership position in these blue-chip companies positions us to be a global fiber connectivity leader as fiber continues to be deployed deeper into both public and private networks. We believe that fiber will dominate next-generation network infrastructure as communications service providers transition from narrowband to broadband services. Across the globe, fiber-intensive broadband networks that offer enhanced communications services and generate new revenue are accelerating.

    -- Executing our wireless capacity and coverage strategy. We have an exciting growth opportunity in our new FlexWave(TM) all-IP radio access network (IP RAN) solution that allows wireless operators to meet the growing coverage and capacity demands of advanced wireless services, while at the same time containing costs through flexible Internet Protocol (IP) backhaul. Our execution of this strategy was accelerated in November 2007 with our acquisition of LGC Wireless, a global leader in specialized wireless coverage and capacity solutions for carriers and enterprises. We are building and marketing next-generation IP radio access nodes and distributed antenna systems for several important application areas: the home, business and outdoor venues such as campuses, public sites and hard-to-serve areas like tunnels and canyons. These products are designed to address both coverage and capacity for emerging data and video intensive wireless handsets.

    -- Growing sales in developing country markets. We are pursuing plans to accelerate ADC's growth potential, expand our product offerings, enhance our low-cost manufacturing capabilities and provide a price and feature competitive platform for gaining position in developing country markets. In December 2007, we executed on this strategic initiative and announced our intent to acquire Century Man Communication, a leading provider of communication distribution frame solutions in China. Developing countries in Asia, Eastern Europe, Africa and Latin America are important to ADC as they are investing in communications infrastructure at higher rates than developed countries due to significant demand for communications services. In many cases, these developing countries need products designed for their application and installation requirements. As a result, we are investing in research and development, and examining potential acquisitions that can capture the strong potential of faster growing countries outside the United States and Western Europe.

    -- Continuing our competitive transformation. Coupled with the need for sales growth, ADC must also improve processes to enhance our customers' experience in doing business with ADC and become more cost efficient in order to increase profitability. We therefore are focusing aggressively on ways to conduct our operations more effectively and efficiently. We will continue working on our competitive transformation to enhance our customers' experience and realize the benefits of our highly leveragable operating model at higher sales volumes to drive strong earnings growth and cash flow generation.

    Income Tax Expense

    As of October 31, 2007, ADC had a total of $996 million in deferred tax assets (primarily for U.S. income taxes) that have been offset by a valuation allowance of $945 million. Approximately $213 million of these deferred tax assets relate to capital loss carryovers that can be utilized only against realized capital gains through October 31, 2009. Excluding the deferred tax assets related to capital loss carryovers, most of the remaining deferred tax assets are not expected to expire until after 2021. In fiscal 2006, ADC determined that its recent experience generating U.S. income, along with its projection of future U.S. income, constituted significant positive evidence for partial realization of its U.S. deferred tax assets. Therefore, ADC recorded a tax benefit of $49 million in fiscal 2006 and an additional $6 million in fiscal 2007 related to a partial release of valuation allowance on the portion of our U.S. deferred tax assets which are expected to be realized over the subsequent two-year period. At one or more future dates, if sufficient positive evidence exists that it is more likely than not that the benefit will be realized with respect to additional deferred tax assets, we will release additional valuation allowance. Also, if there is a reduction in the projection of future U.S. income, we may need to increase the valuation allowance. As it generates pre-tax income in future periods, ADC currently expects to record reduced income tax expense until either its deferred tax assets are fully utilized to offset future income tax liabilities or the value of its deferred tax assets are fully restored on the balance sheet.

    A copy of this news release can be accessed at www.adc.com/investorrelations/newsandcommunications/earningsreleases/.

    Today's 5:00 p.m. Eastern Earnings Conference Call and Webcast

    ADC will discuss its fourth quarter and fiscal year 2007 results and current 2008 outlook on a conference call scheduled today, December 12, at 5:00 p.m. Eastern time. The conference call can be accessed by domestic callers at (800) 399-7506 and by international callers at (706) 634-2489 or on the Internet at www.adc.com/investor, by clicking on Webcasts. Starting today at 7:30 p.m. Eastern time, the replay of the call can be accessed until 11:59 p.m. Eastern time on December 19 by domestic callers at (800) 642-1687 and by international callers at (706) 645-9291 (conference ID number is 24290376) or on the Internet at www.adc.com/investor, by clicking on Webcasts.

    About ADC

    ADC provides the connections for wireline, wireless, cable, broadcast, and enterprise networks around the world. ADC's innovative network infrastructure equipment and professional services enable high-speed Internet, data, video, and voice services to residential, business and mobile subscribers. ADC (NASDAQ: ADCT) has sales into more than 130 countries. Learn more about ADC at www.adc.com.

    Cautionary Statement Regarding Forward Looking Information

    All forward-looking statements contained herein, particularly those pertaining to ADC's expectations or future operating results, reflect management's current expectations or beliefs as of the date of such statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. ADC cautions that any forward-looking statements made by us in this report or in other announcements made by us are qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include, without limitation: future sales; profit percentages; earnings per share and other results of operations; whether expectations or beliefs regarding the marketplace in which we operate actually are realized; the sufficiency of our cash balances and cash generated from operating and financing activities for our future liquidity; potential adverse financial impacts caused a decline in the fair value and lack of liquidity of auction-rate securities we presently hold; the demand for equipment by telecommunication service providers, from which a majority of our sales are derived; the fact our business is increasingly dependent on project-based capital deployment initiatives by our customers for which sales are more prone to significant fluctuations; our ability to operate our business to achieve, maintain and grow operating profitability; macroeconomic factors that influence the demand for telecommunications services and the consequent demand for communications equipment; consolidation among our customers, competitors or vendors which could cause disruption in our customer relationships or our displacement as an equipment vendor to the surviving entity in a customer consolidation; our ability to keep pace with rapid technological change in our industry; our ability to make the proper strategic choices with respect to acquisitions or divestitures; our ability to integrate the operations of any acquired businesses with our own operations and to realize planned synergies from such transactions; increased competition within our industry and increased pricing pressure from our customers; our dependence on relatively few customers for a majority of our sales as well as potential sales growth in market segments we presently feel have the greatest growth potential; fluctuations in our operating results from quarter-to-quarter, which are influenced by many factors outside of our control, such as variations in demand for particular products in our portfolio that have varying profit margins; the impact of regulatory changes on our customers' willingness to make capital expenditures for our equipment and services; financial problems, work interruptions in operations or other difficulties faced by our customers or vendors, which can influence future sales to customers as well as our ability to either collect amounts due us or obtain necessary materials and components; economic and regulatory conditions both in the United States and outside of the United States, as a significant portion of our sales come from non-U.S. jurisdictions; our ability to protect our intellectual property rights and defend against infringement claims made by other parties; possible limitations on our ability to raise additional capital if required, either due to unfavorable market conditions or lack of investor demand; our ability to attract and retain qualified employees in a competitive environment; potential liabilities that could arise if there are design or manufacturing defects with respect to any of our products; our ability to obtain raw materials and components and the prices of those materials and components, which can be subject to volatility; our dependence on contract manufacturers to make certain of our products; changes in interest rates, foreign currency exchange rates and equity securities prices, all of which will impact our results; our ability to successfully defend or satisfactorily settle any pending litigation or litigation that may arise; fluctuations in the telecommunications market, and other risks and uncertainties, including those identified in the section captioned Risk Factors in
Item 1A of ADC's Annual Report on Form 10-K/A for the year ended October 31, 2006 and as may be updated in Item 1A of ADC's subsequent Quarterly Reports on Form 10-Q or other filings we make with the SEC. ADC disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.



            ADC TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
          CONDENSED CONSOLIDATED BALANCE SHEETS - UNAUDITED
                            (In millions)

ASSETS

                                               October 31, October 31,
                                                   2007       2006
                                               -----------------------

CURRENT ASSETS:
  Cash and cash equivalents                        $  520.2   $  142.2
  Available-for-sale securities                        61.6      395.4
  Accounts receivable, net of reserves of $6.6
   and $10.2                                          189.4      169.3
  Unbilled revenues                                    34.3       23.8
  Inventories, net of reserves of $41.3 and
   $35.1                                              170.2      165.4
  Prepaid and other current assets                     32.1       31.5
  Assets of discontinued operations                     0.4       15.1
                                               -----------------------

   Total current assets                             1,008.2      942.7

 PROPERTY AND EQUIPMENT, net of accumulated
  depreciation of $395.9 and $368.4                   199.2      206.4

 RESTRICTED CASH                                       12.8       14.0

 GOODWILL                                             238.4      238.5

 INTANGIBLES, net of accumulated amortization
  of $95.9 and $66.5                                  121.9      142.0

 AVAILABLE-FOR-SALE SECURITIES                        113.8       10.7

 OTHER ASSETS                                          70.5       56.6

 LONG-TERM ASSETS OF DISCONTINUED OPERATIONS              -        0.5

                                               -----------------------
  Total Assets                                     $1,764.8   $1,611.4
                                               =======================



 LIABILITIES & SHAREOWNERS' INVESTMENT

 CURRENT LIABILITIES:
  Current portion of long-term notes payable       $  200.6   $      -
  Accounts payable                                     92.5       88.2
  Accrued compensation and benefits                    80.8       47.2
  Other accrued liabilities                            61.2       61.3
  Income taxes payable                                 15.5       17.7
  Restructuring accrual                                19.6       27.8
  Liabilities of discontinued operations                3.9       21.7
                                               -----------------------

   Total current liabilities                          474.1      263.9


  PENSION OBLIGATIONS & OTHER LT LIABILITIES           82.5       74.0
  LONG-TERM NOTES PAYABLE                             200.6      400.0
                                               -----------------------
   Total liabilities                                  757.2      737.9

  SHAREOWNERS' INVESTMENT
   (117.6 and 117.2 shares outstanding)             1,007.6      873.5

                                               -----------------------
  Total liabilities and shareowners' investment    $1,764.8   $1,611.4
                                               =======================




            ADC TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
     CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED
                              GAAP BASIS
               (In Millions, Except Earnings Per Share)

                            For the Three            For the Twelve
                             Months Ended             Months Ended
                      --------------------------  --------------------
                      October  August   October    October    October
                        31,      03,      31,        31,        31,
                        2007    2007      2006      2007       2006
                      -------- -------  --------  ---------  ---------
Products              $290.5   $306.0   $265.9    $1,170.2   $1,136.1
Services                39.1     40.1     41.4       152.0      145.6
                      -------- -------  --------  ---------  ---------
Total net sales        329.6    346.1    307.3     1,322.2    1,281.7

Products               182.5    196.8    180.2       744.1      749.0
Services                33.5     35.7     34.2       135.6      120.0
                      -------- -------  --------  ---------  ---------
Total cost of sales    216.0    232.5    214.4       879.7      869.0
                      -------- -------  --------  ---------  ---------
GROSS PROFIT           113.6    113.6     92.9       442.5      412.7
                      -------- -------  --------  ---------  ---------
GROSS MARGIN            34.5%    32.8%    30.2%       33.5%      32.2%

OPERATING EXPENSES:
 Research and
  development           17.5     17.6     16.7        69.6       70.9
 Selling and
  administration        76.1     63.6     56.1       267.2      247.7
 Amortization of
  purchased
  intangibles            5.9      6.0      6.4        23.9       26.0
 Impairment charges      0.7      2.7      0.4         3.5        1.2
 Restructuring
  charges                1.5      9.3     13.7        10.4       19.6
                      -------- -------  --------  ---------  ---------
  Total Operating
   Expenses            101.7     99.2     93.3       374.6      365.4
                      -------- -------  --------  ---------  ---------
  As a Percentage of
   Net Sales            30.9%    28.6%    30.3%       28.4%      28.5%

OPERATING INCOME
 (LOSS)                 11.9     14.4     (0.4)       67.9       47.3
OPERATING MARGIN         3.6%     4.2%    (0.1%)       5.1%       3.7%
OTHER INCOME
 (EXPENSE), NET:
  Interest, net          5.2      4.7      4.5        17.0        7.0
  Other, net           (26.8)     0.3     (1.2)       31.7        3.3
                      -------- -------  --------  ---------  ---------

(LOSS) INCOME BEFORE
 INCOME TAXES           (9.7)    19.4      2.9       116.6       57.6
(BENEFIT) PROVISION
 FOR INCOME TAXES       (2.5)     2.0    (44.6)        3.3      (37.7)
                      -------- -------  --------  ---------  ---------
(LOSS) INCOME FROM
 CONTINUING
 OPERATIONS             (7.2)    17.4     47.5       113.3       95.3

DISCONTINUED
 OPERATIONS, NET OF
 TAX:
 Income (loss) from
  discontinued
  operations             1.3     (1.0)    (2.1)       (2.2)      (7.6)
 (Loss) gain on sale
  of discontinued
  operations, net       (0.1)     0.2     (5.3)       (4.8)     (22.6)
                      -------- -------  --------  ---------  ---------
  Total Discontinued
   Operations, net
   of tax                1.2     (0.8)    (7.4)       (7.0)     (30.2)

                      -------- -------  --------  ---------  ---------
(Loss) earnings
 before the
 cumulative effect
 of a change in
 accounting
 principle              (6.0)    16.6     40.1       106.3       65.1
Cumulative effect of
 a change in
 accounting
 principle                 -        -        -           -        0.6
                      -------- -------  --------  ---------  ---------

NET (LOSS) INCOME     $ (6.0)  $ 16.6   $ 40.1    $  106.3   $   65.7
                      ======== =======  ========  =========  =========
NET MARGIN              (1.8%)    4.8%    13.0%        8.0%       5.1%

WEIGHTED AVERAGE
 COMMON SHARES
 OUTSTANDING - BASIC   117.5    117.4    117.2       117.4      117.1
                      ======== =======  ========  =========  =========
WEIGHTED AVERAGE
 COMMON SHARES
 OUTSTANDING -
 DILUTED               117.5    117.8    131.5       131.9      117.4
                      ======== =======  ========  =========  =========

(LOSS) EARNINGS PER
 SHARE FROM
 CONTINUING
 OPERATIONS - BASIC   $(0.06)  $ 0.15   $ 0.41    $   0.97   $   0.81
                      ======== =======  ========  =========  =========
(LOSS) EARNINGS PER
 SHARE FROM
 CONTINUING
 OPERATIONS -
 DILUTED              $(0.06)  $ 0.15   $ 0.39    $   0.96   $   0.81
                      ======== =======  ========  =========  =========

EARNINGS (LOSS) PER
 SHARE FROM
 DISCONTINUED
 OPERATIONS - BASIC   $ 0.01   $(0.01)  $(0.07)   $  (0.06)  $  (0.26)
                      ======== =======  ========  =========  =========
EARNINGS (LOSS) PER
 SHARE FROM
 DISCONTINUED
 OPERATIONS -
 DILUTED              $ 0.01   $(0.01)  $(0.06)   $  (0.05)  $  (0.26)
                      ======== =======  ========  =========  =========

EARNINGS PER SHARE
 FROM CHANGE IN
 ACCOUNTING
 PRINCIPLE - BASIC    $    -   $    -   $    -    $      -   $   0.01
                      ======== =======  ========  =========  =========
EARNINGS PER SHARE
 FROM CHANGE IN
 ACCOUNTING
 PRINCIPLE - DILUTED  $    -   $    -   $    -    $      -   $   0.01
                      ======== =======  ========  =========  =========

NET (LOSS) EARNINGS
 PER SHARE - BASIC    $(0.05)  $ 0.14   $ 0.34    $   0.91   $   0.56
                      ======== =======  ========  =========  =========
NET (LOSS) EARNINGS
 PER SHARE - DILUTED  $(0.05)  $ 0.14   $ 0.33    $   0.91   $   0.56
                      ======== =======  ========  =========  =========




                        SUPPLEMENTARY SCHEDULE
            ADC TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
              EARNINGS PER SHARE CALCULATION - UNAUDITED
                              GAAP BASIS
               (In Millions, Except Per Share Amounts)

Numerator:               For the                       For the
                    Three Months Ended           Twelve Months Ended
            ----------------------------------------------------------
            October 31, August 03, October 31, October 31, October 31,
                2007       2007       2006         2007       2006
            ---------------------------------- -----------------------
Net (loss)
 income from
 continuing
 operations   $   (7.2)     $  17.4     $ 47.5      $ 113.3   $   95.3
Convertible
 note
 interest            -            -        3.4         13.7          -
Net (loss)
 earnings
 from
 continuing
 operations
 - diluted    $   (7.2)     $  17.4     $ 50.9      $ 127.0   $   95.3
            ================================== =======================

Denominator:
Weighted
 average
 common
 shares
 outstanding
 - basic         117.5        117.4      117.2        117.4      117.1
Convertible
 bonds
 converted
 to common
 stock               -            -       14.2         14.2          -
Employee
 options
 and other           -          0.4        0.1          0.3        0.3
            ---------------------------------- -----------------------
Weighted
 average
 common
 shares
 outstanding
 - diluted       117.5        117.8      131.5        131.9      117.4
            ================================== =======================

Basic (loss)
 income per
 share from
 continuing
 operations   $  (0.06)     $  0.15     $ 0.41      $  0.97   $   0.81
            ================================== =======================
Diluted
 (loss)
 income per
 share from
 continuing
 operations   $  (0.06)     $  0.15     $ 0.39      $  0.96   $   0.81
            ================================== =======================




            ADC TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
     CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS - UNAUDITED
                            (In millions)
                     SUBJECT TO RECLASSIFICATION

                               Three Months          For the Twelve
                                   Ended              Months Ended
                        -------------------------- -------------------
                        October   August  October   October   October
                           31,      03,      31,       31,       31,
                          2007     2007     2006      2007      2006
                        -------- -------- -------- ---------- --------
 Operating Activities:
   (Loss) income from
    continuing
    operations          $  (7.2) $  17.4  $  47.5  $   113.3  $  95.3
  Adjustments to
   reconcile (loss)
   income from
   continuing
   operations to net
   cash provided by
   operating
   activities from
   continuing
   operations:
   Inventory Write-
    offs                      -      8.9        -        8.9        -
   Impairments              0.7      2.7      0.6        3.5      1.2
   Writedown of
    Investments            29.4        -      3.9       29.4      3.9
   Depreciation and
    amortization           17.1     17.2     17.7       68.5     68.0
   Provision for bad
    debt                   (1.7)     0.6     (0.3)      (2.0)    (0.2)
   Non-cash stock
    compensation            3.3      2.6      0.8       10.5     10.0
   Change in deferred
    income taxes           (6.9)     0.2    (48.3)      (6.2)   (46.9)
   Gain on sale of
    investments               -        -        -      (57.5)       -
   Loss on sale of
    property and
    equipment               0.3        -      0.1        0.8      0.2
   Other, net              (1.7)    (1.7)    (0.2)      (6.5)    (1.1)
   Changes in
    operating assets &
    liabilities, net
    of acquisitions
    and divestitures:
       Accounts
        receivable and
        unbilled
        revenues           (7.2)    (4.4)    25.4      (19.4)    15.3
       Inventories          7.1     (9.3)     1.5       (7.1)   (23.5)
       Prepaid and
        other assets       (5.6)     2.1      2.9        0.6      4.2
       Accounts
        payable            (0.9)    (4.8)   (15.9)       1.2     18.0
       Accrued
        liabilities        15.0     (1.8)    (0.4)       9.4    (54.1)
       Pension
        liabilities         5.1        -      3.3        5.1      3.3
                        -------- -------- -------- ---------- --------
   Total cash provided
    by operating
    activities from
    continuing
    operations             46.8     29.7     38.6      152.5     93.6
   Total cash used for
    operating
    activities from
    discontinued
    operations             (0.7)    (0.9)    (3.1)     (10.7)    (6.4)
                        -------- -------- -------- ---------- --------
   Total cash provided
    by operating
    activities             46.1     28.8     35.5      141.8     87.2

 Investing Activities:
  Acquisitions, net of
   cash acquired              -      0.4      3.2       (1.6)       -
  Purchases of
   interests in
   unconsolidated
   affiliates                 -     (8.1)       -       (8.1)       -
  Divestitures, net of
   cash disposed            0.1      0.2        -        0.6        -
  Property and
   equipment additions     (7.4)    (6.8)   (10.2)     (32.5)   (33.3)
  Proceeds from
   disposal of
   property and
   equipment                0.2      0.5      0.4        1.2      1.2
  Proceeds from sales
   of investments             -        -        -       59.8        -
  Warrant exercise            -        -        -       (1.8)       -
  Proceeds from
   collection of note
   receivable                 -        -      7.4          -     14.2
  Decrease in
   restricted cash          0.3      0.4      0.5        1.9      8.0
  Purchases of
   available-for-sale
   securities            (119.0)  (208.8)  (200.1)  (1,002.1)  (577.1)
  Sales of available-
   for-sale securities    447.0    220.4    177.1    1,203.4    519.0
  Other                       -        -        -          -      0.1
                        -------- -------- -------- ---------- --------
   Total cash provided
    by (used for)
    investing
    activities from
    continuing
    operations            321.2     (1.8)   (21.7)     220.8    (67.9)
   Total cash provided
    by investing
    activities from
    discontinued
    operations                -        -      0.2        1.1      0.6
                        -------- -------- -------- ---------- --------
   Total cash provided
    by (used for)
    investing
    activities            321.2     (1.8)   (21.5)     221.9    (67.3)

 Financing Activities:
  Common stock issued       1.2      1.6     (0.1)       4.8      9.6
                        -------- -------- -------- ---------- --------
   Total cash provided
    by (used for)
    financing
    activities from
    continuing
    operations              1.2      1.6     (0.1)       4.8      9.6
   Total cash provided
    by (used for)
    financing
    activities from
    discontinued
    operations                -        -        -          -        -
                        -------- -------- -------- ---------- --------
   Total cash provided
    by (used for)
    financing
    activities              1.2      1.6     (0.1)       4.8      9.6

 Effect of Exchange
  Rate Changes on Cash      2.8      1.5      1.0        9.5      4.5
                        -------- -------- -------- ---------- --------

 Increase in cash and
  cash equivalents        371.3     30.1     14.9      378.0     34.0

 Cash and cash
  equivalents,
  beginning of period     148.9    118.8    127.3      142.2    108.2
                        -------- -------- -------- ---------- --------

 Cash and cash
  equivalents, end of
  period                $ 520.2  $ 148.9  $ 142.2  $   520.2  $ 142.2
                        ======== ======== ======== ========== ========



    CONTACT: ADC
             Mark Borman, Investor Relations, 952-917-0590 or
             Mike Smith, Media Relations, 952-917-0306